EXHIBIT 10.3

September 17, 2025

Re: Retention Bonus Award

Dear [ ]:

As you may know, Paramount Group, Inc. (the “Company”), entered into an Agreement and Plan of Merger, pursuant to which the Company will become a wholly-owned subsidiary of Rithm Capital Corp. (“Rithm”) (the “Merger”). We are pleased to inform you that, in connection with the Merger, the Company has determined that you are eligible to receive a cash bonus in accordance with the terms and conditions set forth in this letter agreement. Capitalized terms used but not defined in this letter agreement have the meaning given to such terms on Annex A attached to this letter agreement.

1.
Bonus. If the closing of the Merger (the “Closing”) occurs, then, subject to your continued employment with the Company or one of its subsidiaries or affiliates through June 30, 2026 (such date, the “Bonus Vesting Date”), the Company (or one of its subsidiaries or affiliates) will pay you a one-time cash bonus equal to $[ ] (the “Bonus”). The Bonus will be paid to you in a single lump sum no later than 30 days following the Bonus Vesting Date.
2.
Withholding. The Company or one of its subsidiaries or affiliates may withhold from any amount payable under this letter agreement such federal, tax or local taxes as are required to be withheld pursuant to any applicable law or regulation.
3.
Confidentiality. You agree to maintain the terms of this letter agreement (including the existence of this letter agreement) as confidential and agree not to reveal its contents and/or terms to anyone except your spouse, and to your attorney, accounting and/or financial consultant, but only to the extent such disclosure is necessary to render professional services in connection therewith.
4.
Restrictive Covenants. In addition, you agree and acknowledge that as consideration for the Bonus, your right to receive and retain the Bonus is subject to and conditioned upon your continued compliance with the restrictive covenants (including without limitation any confidentiality, non-solicitation and non-competition covenants) contained in this letter agreement and any employment, equity, severance or other similar agreement between you and the Company and/or any of its subsidiaries or affiliates.
5.
Termination of Employment. Notwithstanding anything to the contrary herein, if you experience a Qualifying Termination on or after the Closing and on or prior to the Bonus Vesting Date, the Company (or one of its subsidiaries or affiliates) will pay you the Bonus within 30 days following the date of your Qualifying Termination, subject to your timely execution and non-revocation of a general release of claims in a form prescribed by the Company. If your employment with the Company or one of its subsidiaries or affiliates is terminated for any reason other than a Qualifying Termination on or prior to the Bonus Vesting Date or if your Qualifying Termination occurs prior to the Closing, your right to the Bonus will be forfeited, you will have no right to receive any portion of the Bonus and the Company will have no further obligations to you under this letter agreement.

6.
Section 409A. Notwithstanding anything to the contrary herein, no portion of the Bonus will be paid during the six-month period following your “separation from service” (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)) if the Company reasonably determines that paying such amounts at the time or times indicated herein would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such six-month period (or such earlier date upon which such amount can be paid under Section 409A of the Code without resulting in a prohibited distribution, including as a result of your death), you will be paid a lump-sum amount equal to the cumulative amount that would have otherwise been payable to you during such period (without interest).
7.
At-Will Employment. Nothing contained in this letter agreement will (i) confer upon you any right to continue your employment relationship with the Company or its subsidiaries or affiliates, (ii) constitute any contract or agreement of employment with the Company or its subsidiaries or affiliates, or (iii) interfere in any way with the rights of the Company or its subsidiaries or affiliates to terminate your employment relationship at any time, for any reason, with or without Cause.
8.
Entire Agreement. This letter agreement constitutes the entire and complete agreement between you and the Company and its subsidiaries and affiliates with respect to the subject matter hereof and supersedes any and all other agreement or arrangements, whether oral or written, between you and the Company or its subsidiaries or affiliates (or any predecessor or representative (including officer, shareholder or director) thereof) with respect to the subject matter hereof.
9.
Governing Law. This letter agreement will be administered, interpreted and enforced under the laws of the State of [New York]1 without regard to the conflicts of law principles thereof.

Please indicate your acceptance and acknowledgement of, and agreement to, the foregoing by signing and dating the space provided on the next page for your signature. Please retain one fully-executed original for your files.

Sincerely,

Paramount Group, Inc.

By:

Name:

Title:

I acknowledge that I have carefully read this letter agreement. I accept the provisions, terms, conditions and obligations contained herein.

Accepted, Acknowledged and Agreed,

this __ day of _____________, 2025.

By: _____________________________

Name:

1 For certain states (including California), refers to state of residence.

Annex A

For purposes of this letter agreement, the following defined terms will have the meanings specified herein:

“Cause” means (i) if you are a party to an employment, change in control or other agreement or arrangement with the Company or one of its subsidiaries or affiliates or a participant in the Company’s Executive Severance Plan, as amended, and “Cause” is defined therein, such definition, or (ii) otherwise “Cause” will mean, (A) your continued failure to substantially perform your duties with the Company or one of its subsidiaries or affiliates after written notification by the Company or its applicable subsidiary or affiliate of such failure; (B) your conduct which would reasonably be expected to result in material injury or reputation harm to the Company or one of its subsidiaries or affiliates; (C) your conduct constituting a material act of misconduct in the performance of your duties; (D) your material violation of the Company’s Code of Business Conduct and Ethics, as in effect on the date of this letter agreement and as subsequently changed from time to time; or (E) your commission of any felony or a misdemeanor involving moral turpitude, deceit, dishonesty or fraud.

“Good Reason” means, if you are a party to an employment, change in control or other agreement or arrangement with the Company or one of its subsidiaries or affiliates, and “Good Reason” is defined therein, such definition.

“Qualifying Termination” means a termination of your employment by the Company or one of its subsidiaries or affiliates without Cause or, if you are entitled pursuant to an employment, change in control or other agreement or arrangement with the Company or one of its subsidiaries or affiliates to resign your employment with the Company or one of its subsidiaries or affiliates with Good Reason, a voluntary resignation of your employment with the Company or one of its subsidiaries or affiliates with Good Reason.